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                                                                    Exhibit 10.5

                       AMENDMENT #1 TO SERVICES AGREEMENT

         This AMENDMENT #1 to the Services Agreement is dated September 6, 2002, by and between U.S. Energy Services, Inc. ("U.S. Energy") and Illinois River Energy, Inc. ("IRE").

                                    RECITALS:

         WHEREAS, U.S. Energy and IRE have entered into an agreement dated April 22, 2002 (the "Services Agreement") relating to certain energy related services; and

         WHEREAS, U.S. Energy and IRE desire to amend the Services Agreement to clarify in the "Project Description" paragraph that IRE is developing a 50 million gallon per year ethanol plant.

                                   AMENDMENT:

         NOW, THEREFORE, in consideration of the above recitals and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

         1. The paragraph "Project Description" is hereby amended in its entity to read as follows:

         PROJECT DESCRIPTION: IRE is developing a 50 million gallon per year ethanol plant (the "Plant") in Illinois. The Plant will use approximately 8 MW of electricity and 8,000 MMBtu per day of natural gas. Production is scheduled to begin during the 1st quarter of 2004.

         2. Except to the extent specifically modified as set forth above, all other terms of the Services Agreement remain in full force and effect.

         IN WITENESS WHEREOF, this Amendment #1 to the Services Agreement is effective as of the date first set forth above.

                                       U.S. ENERGY SERVICES, INC.


                                       By:      /s/ Casey Whelan
                                           -------------------------------------

                                       Name:    Casey Whelan
                                             -----------------------------------

                                       Title:   V.P.
                                              ----------------------------------


                                       ILLINOIS RIVER ENERGY, LLC


                                       By:      /s/ Floyd Schultz
                                           -------------------------------------

                                       Name:    Floyd Schultz
                                             -----------------------------------

                                       Title:   President
                                                --------------------------------

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[U.S. ENERGY SERVICES, INC. LOGO]

April 22, 2002

Illinois River Energy
c/o Gerald Bachmeier
DENCO
Hwy 59 South
P.O. Box 173
Morris, MN 55267

Dear Mr. Bachmeier:

The purpose of this letter is to set forth the understanding and agreement between U.S. Energy Services, Inc. ("U.S. Energy") and Illinois River Energy ("IRE").

PROJECT DESCRIPTION: IRE is developing an 80 million gallon per year ethanol plant (the "Plant") in central Illinois. The Plant will use approximately 8 MW of electricity and 8,000 MMBtu per day of natural gas. Production is scheduled to begin during the 1st quarter of 2004.

U.S. ENERGY RESPONSIBILITIES: U.S. Energy will provide consulting and project management services for supplies of natural gas and electricity for the Plant. These services will be provided during the construction of the Plant and after the Plant has been placed in service. These services will include but not be limited to the following:

A.  ENERGY INFRASTRUCTURE ADVISORY SERVICES

1. Provide a detailed analysis of natural gas distribution service options. Options evaluated will include direct service from an Interstate pipeline(s) or service from a Local Distribution Company (LDC).

2. Determine whether firm, interruptible, or a blend of interstate transportation entitlement will provide the lowest burnertip cost. Factors that will be considered include the cost of an alternate fuel system, and availability of specific receipt point capacity.

3. Develop and implement a natural gas supply procurement plan. Natural gas supplies will be solicited and purchased from qualified natural gas producers who own and control natural gas production and have sufficient financial capability to provide reliable service.

4. Provide advisory services to IRE regarding the purchase electricity. U.S. Energy will conduct a competitive procurement for the Plant which will include, but is not limited to, the following services:

              a. Develop a Request for Proposal that addresses IRE's short-term and long-term electric pricing and reliability requirements.

              b. Identify and obtain competitive service proposals from qualified suppliers.

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CONFIDENTIAL INFORMATION                            IRE ENERGY INITIALS______
                                                      U.S. ENERGY INITIALS______

              c. Negotiate final electric service agreements that meet the pricing and reliability requirements of IRE.

5. Evaluate the proposed electric distribution infrastructure (substation) for reliability, future growth potential and determination of the division of ownership of facilities between the utility and the Plant.

6. Investigate economic development rates, utility grants, equipment rebates and other utility programs that may be available.

B.  ON-GOING ENERGY MANAGEMENT SERVICES

1. Provide natural gas supply information to minimize the cost of natural gas purchased by IRE. This will include acquiring multiple supply quotes and reporting to IRE the various supply index and fixed prices. U.S. Energy will not take title to IRE gas supplies, but will communicate supply prices and potential buying strategies.

2. Negotiate with interstate pipelines, other shippers, to provide transportation, balancing, and supply agreements that meet IRE's performance criteria at the lowest possible cost.

3. Develop and implement a price management plan that is consistent with IRE's pricing objectives and risk profile.

4. Provide daily nominations to the suppliers, interstate pipeline(s) and other applicable shippers for natural gas deliveries to the Plant. This will include daily electronic confirmations to IRE of all nominations and actual daily usage. U.S. Energy will utilize customer or utility supplied telemetering to obtain actual usage data.

5. Review and renegotiate electric service costs as required. This may include:

      a) Identifying new service tariffs or opportunities to renegotiate the service agreement to provide lower costs.

      b) Identifying operating changes that would lower the total cost of electricity while maintaining production performance of the Plant.

7. Provide a monthly projection of energy (natural gas and electricity) and annual summaries.

8.    Provide natural gas and electric energy operating budgets for the Plant.

9. Provide a consolidated monthly invoice that reflects all applicable natural gas and electric energy costs. U.S. Energy will be responsible for reviewing, reconciling and paying all shipper, supplier and utility invoices.

FEES: U.S. Energy's fee for services described above during the initial term of this agreement shall be $3,000 per month, plus pre-approved travel expenses not to exceed $3,500 during the initial term of this Agreement. All fees, except for out-of-pocket travel expenses, will be deferred and collected only when

[U.S. ENERGY SERVICES, INC. LOGO]

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CONFIDENTIAL INFORMATION                            IRE ENERGY INITIALS______
                                                      U.S. ENERGY INITIALS______

and if the plant is financed. In the event the plant is not financed, this Agreement shall become null and void and both parties will be relieved of professional and/or financial obligations due the other party, including the accrued monthly charges.

TERM: The initial term of this Agreement shall be from March 1, 2002 through June 30, 2003, and thereafter for successive one year terms unless and until terminated by either party with sixty (60) days notice.

BILLING AND PAYMENT: On the first of the month, U.S. Energy shall invoice IRE for the work to be completed that month. IRE shall pay U.S. Energy within ten
(10) days of receipt of invoice.

INDEPENDENT CONTRACTOR: U.S. Energy shall be and remain an independent contractor-consultant during the term of this Agreement, and U.S. Energy, its directors, officers and employees, shall not act for, or bind IRE in any manner, unless specifically authorized to do so by IRE.

CONFIDENTIALITY: U.S. Energy shall not divulge to any other person or party any information developed by U.S. Energy hereunder or revealed to U.S. Energy pursuant to this Agreement, unless such information is (a) already in U.S. Energy's possession and such information is not known by U.S. Energy to be subject to another Confidentiality Agreement, or (b) is or becomes generally available to the public other than as a result of an unauthorized disclosure by U.S. Energy, its officers, employees, directors, agents or its advisors, or (c) becomes available to U.S. Energy on a non-confidential basis from a source which is not known to be prohibited from disclosing such information to U.S. Energy by legal, contractual or fiduciary obligation to the supplier, or (d) is required by U.S. Energy to be disclosed by court order, or (e) is permitted by IRE. All such information shall be and remain the property of IRE unless such information is subject to another Confidentiality Agreement, and upon the termination of this Agreement, U.S. Energy shall return all such information upon IRE's request. Notwithstanding anything to the contrary herein, U.S. Energy shall not disclose any information which is in any way related to this Agreement or U.S. Energy's services hereunder without first discussing such proposed disclosure with IRE.

CONFLICT OF INTEREST: U.S. Energy will not, directly or indirectly, engage in any activities which would result in any conflict of interest with IRE, or enable U.S. Energy to benefit from its relationship with IRE, except as provided in this Agreement or approved by IRE.

NOTICES: Any formal notice, request or demand which a party hereto may desire to give to the other respecting this Agreement shall be in writing and shall be considered as duly delivered as of the postmark date when mailed by ordinary, registered or certified mail by said party to the following addresses:

IRE:                            Illinois River Energy
                                Vince McCabe
                                4000 North Division
                                Morris, ILL 60450

U.S. Energy:                    U.S. Energy Services, Inc.
        (Payment)               c/o US Bank SDS 12-1449
                                Account #: 173100561153
                                P.O. Box 86
                                Minneapolis, MN 55486

[U.S. ENERGY SERVICES, INC. LOGO]

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CONFIDENTIAL INFORMATION                            IRE ENERGY INITIALS______
                                                      U.S. ENERGY INITIALS______
        (Notices):              U.S. Energy Services, Inc.
                                1000 Superior Blvd, Suite 201
                                Wayzata, MN 55391
                                Attn: Casey Whelan

ASSIGNMENT OR AMENDMENT: The Agreement may not be assigned or amended without the written consent of U.S. Energy and IRE.

APPLICABLE LAW: The Agreement shall be construed in accordance with the laws of the State of Minnesota.

ENTIRE AGREEMENT: This Agreement constitutes the entire Agreement among the parties pertaining to the subject matter hereof and supersedes all prior Agreements and understanding pertaining hereto.

If the above correctly sets forth IRE Energy's understanding of the Agreement, please so indicate in the spaces below and return one copy to U.S. Energy,
Attention: Casey Whelan.

Sincerely,


U.S. ENERGY SERVICES, INC.


BY:      /s/ Casey Whelan                        (Sign)
       -------------------------------------------------

NAME:    Casey Whelan                            (Print)
       -------------------------------------------------

TITLE:   Vice President
       -------------------------------------------

DATE:    5/29/02
       -------------------------------------------

ACCEPTED AND DATED TO THIS 29TH
DAY OF APRIL, 2002.

ILLINOIS RIVER ENERGY

BY:      /s/ Floyd Schultz                        (Sign)
       -------------------------------------------------

NAME:    Floyd Schultz                           (Print)
       -------------------------------------------------

TITLE:   President
       -------------------------------------------

DATE:    5/14/02
       -------------------------------------------

[U.S. ENERGY SERVICES, INC. LOGO]

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